Exhibit 3.2

CERTIFICATE OF FORMATION

OF

PEPCO HOLDINGS LLC

This Certificate of Formation of Pepco Holdings LLC is being executed and filed by Exelon Energy Delivery Company, LLC, a Delaware limited liability company, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Delaware Code Section 18-101 et seq.) by reason of the conversion of Pepco Holdings, Inc., a Delaware corporation, into Pepco Holdings LLC pursuant to Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Limited Liability Company Act of the State of Delaware.

1.	The name of the limited liability company is Pepco Holdings LLC.

2.	The address of its registered office in the State of Delaware is: 3411 Silverside Road Rodney Building #104, in the City of Wilmington, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

3.	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Pepco Holdings LLC this 23rd day of March 2016.

EXELON ENERGY DELIVERY COMPANY, LLC

By:	/s/ Bruce G. Wilson
Bruce G. Wilson, Secretary